BeesFree Announces Mr. David Todhunter as Permanent President and CEO

WEST PALM BEACH, Fla., October 22, 2012 — BeesFree, Inc. (OTC QB: BEES), the worldwide distributor of BeesVita Plus™, an innovative composite food supplement for honeybees that strengthens the bee’s immune system and prevents the effects of Colony Collapse Disorder (CCD), announced today that Mr. David Todhunter has been named as permanent President and Chief Executive Officer (CEO). Mr. Todhunter had been serving as the Company’s interim President and CEO since June 2012.

Prior to his role as interim CEO, Mr. Todhunter has served since December 16, 2011 as the Company's CFO, a role he is continuing.  Prior to that, Mr. Todhunter served as the CFO or CEO for several companies ranging in size from start-ups to $100 million in revenue.  He has also participated on more than 20 corporate boards.  Mr. Todhunter holds a Bachelor of Arts in Applied Mathematics/Economic (magna cum laude) from Brown University.

"I am pleased to be officially named as the permanent President and CEO of BeesFree, and I look forward to continuing to achieve our business objectives,” said David Todhunter. “This is an exciting time for the company as we seek to finalize our manufacturing agreements in Europe, the United States and South America. The next step would be to begin shipping our product and generating revenues.”

About BeesFree, Inc.

BeesFree, Inc. (OTC QB: BEES), a company focused on developing innovative solutions for the global beekeeping community, owns a patent pending composite food solution that helps honeybees avoid the effects of Colony Collapse Disorder (CCD).  Visit www.beesfree.biz to learn more about why the bees are disappearing, and how beekeepers can combat the honey bee decline.

Forward-Looking Statements

Statements about the future expectations of BeesFree, Inc. and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BeesFree, Inc. intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, Bees Free actual results could differ materially from expected results.

Contact

Investor Relations Contact:
TPW Capital, Inc.
Thomas Walsh, President
Telephone: (201) 424-4573
Email: Marketing@beesfree.biz